Exhibit (a)(7)

FOR IMMEDIATE RELEASE

DIGITAL IMPACT CFO TO PRESENT TODAY
AT B. RILEY & CO. ANNUAL INVESTOR CONFERENCE

CFO To Review Key Drivers For Future Growth

SAN MATEO, Calif., March 16, 2005 – Digital Impact, Inc. (Nasdaq: DIGI), a leading provider of integrated digital marketing solutions for Global 2000 enterprises, announced that David Oppenheimer, Chief Financial Officer, will present at the B. Riley & Co. Annual Investor Conference today, March 16, 2005 at 11:10 a.m. Pacific Time.

“We are pleased with our progress in building a stronger Digital Impact, focused on capitalizing on the growing demand for integrated digital marketing solutions,” said Mr. Oppenheimer.  “Digital Impact is at an inflection point in our company’s growth and development.  By leveraging our industry leadership position, unique product and service offerings, focus on client satisfaction, and a renewed sense of excitement, we are confident that we will build increasing value for our stockholders, clients and employees.”

In the presentation, Mr. Oppenheimer will review Digital Impact’s business performance, market opportunities, and the Company’s key drivers for future growth.  Highlights of the presentation include:

•                  Digital Impact is a leading provider of integrated digital marketing solutions

•                  Largest email marketing company and an AdWeek Magazine 2005 top 20 interactive agency

•                  Pioneer in integrating email and search engine marketing services

•                  IMPACT™ platform provides hosted campaign management and advanced analytics applications

•                  Digital Impact benefits from strong client relationships

•                  80% of Digital Impact’s revenue from Global 2000 clients

•                  Subscription model builds long-term client relationships and recurring revenue stream

•                  Strength across multiple verticals, including: technology, telecommunications, financial services, retail and travel/hospitality

•                  Digital Impact offers compelling, technologically-advanced products and services

•                  Highly scalable, cost effective digital marketing platform

•                  Highest documented email deliverability results in the industry

•                  Strong intellectual property portfolio

•                  New product pipeline includes technology to unlock the marketing potential of transactional messaging

•                  Digital Impact is well-positioned to succeed in a rapidly growing industry

•                  Email marketing projected to grow to $6.1 billion by 2008, representing a 23% CY04-08 CAGR*

•                  Paid search projected to grow to $4.3 billion by 2008, representing a 20% CY04-08 CAGR *

* Source: Jupiter Research

-more-

•                  Digital Impact is focused on improving operating results

•                  Strong balance sheet and cash position of approximately $26 million (as of 12/31/2004)

•                  Positive operating cash flow with minimal debt

•                  Significant new client wins and expanded client engagements

Mr. Oppenheimer added, “Through the continued execution of our business plan, our Board and management strongly believe that Digital Impact can create stockholder value in excess of infoUSA’s unsolicited and opportunistic tender offer.”

As announced on March 7, 2005, the Board of Directors of Digital Impact unanimously determined that infoUSA Inc.’s (Nasdaq: IUSA) unsolicited tender offer for all of the outstanding shares of Digital Impact’s common stock for $2.00 per share in cash is financially inadequate and not in the best interests of Digital Impact’s stockholders.  Accordingly, the Digital Impact Board of Directors recommended that the Company’s stockholders reject infoUSA’s offer and not tender their shares.

Additional Information

Stockholders of Digital Impact are strongly advised to read Digital Impact’s Solicitation/ Recommendation Statement on Schedule 14D-9 (including any amendments or supplements), which sets forth the Company’s formal recommendation with respect to infoUSA’s tender offer.  Additional information with respect to the Board of Directors’ decision to recommend that stockholders reject the infoUSA offer and the matters considered by the Board of Directors in reaching such decision is contained in the Schedule 14D-9, as amended or supplemented, which has been filed with the Securities and Exchange Commission (“SEC”).  Stockholders may obtain a free copy of the Solicitation/Recommendation Statement at the SEC’s web site at www.sec.gov and at Digital Impact’s website at www.digitalimpact.com, under Investor Relations.

About Digital Impact

Digital Impact is a leading provider of integrated digital marketing solutions for Global 2000 enterprises including Marriott, The Gap, and Hewlett-Packard. Digital Impact combines agency services with world-class campaign execution on a proprietary technology platform to deliver superior marketing results for clients. The Company’s proprietary IMPACT™ platform combines campaign management with advanced analytics to assist account and client teams in designing, sending and analyzing direct marketing communications. The Company creates and executes campaigns across multiple media channels: including personalized email, targeted websites, banner and other web advertisements, search engines, and direct mail (print). Digital Impact is a member of the TRUSTe Privacy Program and the NAI’s Email Service Provider Coalition and works only with companies that adhere to appropriate consumer privacy guidelines. Digital Impact was founded in 1997 and has offices in Silicon Valley, New York and London. The Company is publicly traded on the Nasdaq Stock Market under the ticker symbol DIGI.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “believes,” “expects,” “anticipates,” “predicts,” “projects,” “may,” “intends,” “target” and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking.  Forward-looking statements also include any other passages that relate to expected future events of trends that can only be evaluated by events or trends that will occur in the future.  Statements made in this press release indicating Digital Impact’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements, including statements relating to Digital Impact’s growth, development, market demand, value propositions and revenues. These statements are based on the opinions and estimates of management at the time the statements were made and are subject to a number of risks, assumptions and uncertainties that could cause Digital Impact’s actual results to differ materially from those projected in such forward-looking statements, including: the ability to execute the Company’s business plans; the ability to achieve revenues from products and services that are under development; competitive and pricing pressures; the risks of losing clients, failing to acquire new clients or the reduction of campaign volume from existing clients; and other risks referenced from time to time in Digital Impact’s filings with the Securities and Exchange Commission, which are available without charge at www.sec.gov.  Further risks and uncertainties associated with infoUSA’s pending tender offer include: the risk that Digital Impact customers may delay or refrain from purchasing Digital Impact products due to uncertainties about Digital Impact’s future and the availability of product support and upgrades; the risk that key employees may pursue other employment opportunities due to concerns as to their employment security; and the risk that litigation is commenced, which might result in significant costs.  All forward-looking statements are qualified by these cautionary statements and are made only as of the date they are made, and readers are cautioned not to place undue reliance upon these forward-looking statements.  Digital Impact is under no obligation (and expressly disclaims any such obligation) to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Digital Impact’s investor presentation will be posted on its corporate website at www.digitalimpact.com.

Digital Impact is a registered trademark of Digital Impact, Inc.  All other brands or trademarks are the property of their respective owners.

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Company Contact:	David Oppenheimer
Chief Financial Officer
Digital Impact
(650) 356-3400
ir@digitalimpact.com

Investors:	Alan Miller / Jennifer Shotwell
Innisfree M&A Incorporated
(212) 750-5833
info@innisfreema.com

Media:	Matthew Sherman / Jeremy Jacobs
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449
mjs@joelefrank.com /jrj@joelefrank.com